EXHIBIT 99.1
Liberty Latin America Reports Q3 2020 Results
Sequential financial and operating improvement from Q2
Net RGU additions driven by record C&W and Puerto Rico performance
Operating income growth and Adj. OIBDA returning towards pre-COVID levels
Completed acquisition of AT&T's Puerto Rico and USVI assets
Denver, Colorado - November 4, 2020: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2020.
CEO Balan Nair commented, “Following a challenging second quarter, we delivered improved financial and operating performance in Q3, as the majority of our markets began to recover from the impacts of COVID-19.”
“We saw strong demand for our high-speed broadband-led propositions and achieved record quarterly fixed RGU additions in each of C&W and Puerto Rico, with over 100,000 new subscribers across both reporting segments. Our C&W markets also swung back to mobile subscriber growth following declines during Q2, and we will build on this momentum through the rest of the year. In Chile, we were impacted by severe lockdown restrictions and VTR experienced greater churn with net subscriber losses in the period although proactive operational actions led to improvements each month from July, which was our most challenging month.”
“Our financial performance also recovered in Q3 with sequential revenue growth of 5%. Growth was achieved across all reporting segments, including mobile and B2B products within C&W, and we anticipate our markets will continue to recover over time. In addition, the early actions we took to manage our cost base led to operating income growth and Adjusted OIBDA returning towards Q1 2020 pre-COVID levels.”
“We see a compelling opportunity to drive stakeholder value through our disciplined inorganic growth strategy and we are pleased that we completed the acquisition of AT&T's assets in Puerto Rico and the USVI. We believe that the combination of these assets with our high-performing Puerto Rico operations, will create a leading integrated communications player capable of providing enhanced value to customers, generating significant synergies, and bolstering LLA’s adjusted free cash flow.”
“During the quarter, as part of the funding for our agreed acquisition of Telefonica's Costa Rica assets, we also successfully completed our $350 million rights offering. Our balance sheet remains robust with extended maturities and significant available liquidity through cash and undrawn facilities.”
“As we approach the year-end, we are excited to begin the work of integrating our newly acquired assets in Puerto Rico and USVI, and we continue to focus on generating positive adjusted free cash flow in 2020 despite the impacts of COVID-19. Looking further ahead, we continue to invest in expanding our high-speed network footprint, building or upgrading over 230,000 homes year-to-date, and investing in innovative products and services to establish a foundation for further operational and financial growth in future years.”

Business Highlights
•C&W operational recovery from Q2 as COVID-19 restrictions eased; Adj. OIBDA margin higher:
◦Record additions of 66,000 RGUs and return to mobile net additions
◦Sequential revenue growth and Adjusted OIBDA margin up by 140 bps to 40.9%
◦New build / upgrade activity added over 45,000 homes, mainly in Panama and Jamaica
•VTR/Cabletica performance impacted by COVID-19 in Chile:
◦Network challenges and competition drove VTR RGU losses
◦COVID-19 impact and FX impacts on USD based costs
◦Added over 25,000 homes through new build activity
•Liberty Puerto Rico delivered another record quarter:
◦Highest ever quarterly RGU additions of 43,000 driven by broadband demand
◦Q3 revenue growth of 10% and Adjusted OIBDA up 14%
◦New build / upgrade activity added ~5,000 homes
Financial and Operating Highlights

Financial Highlights	Q3 2020	Q3 2019	YoY Growth/(Decline)	YoY Rebase Growth/(Decline)[1]	YTD 2020	YTD 2019	YoY Growth/(Decline)	YoY Rebase Growth/(Decline)[2]

(USD in millions)
Revenue	$888	$967	(8.2%)	(3.6%)	$2,667	$2,892	(7.8%)	(3.2%)
Adjusted OIBDA[2]	$360	$380	(5.1%)	(0.7%)	$1,057	$1,133	(6.7%)	(1.6%)
Operating income (loss)	$87	$(70)	N.M.		$(12)	$187	N.M.
Property & equipment additions	$157	$187	(16.1%)		$443	$492	(10.0%)
As a percentage of revenue	18%	19%			17%	17%

Adjusted FCF[3]	$(22)	$4			$59	$120
Cash provided by operating activities	$137	$159			$491	$590
Cash used by investing activities	$(156)	$(136)			$(419)	$(557)
Cash provided (used) by financing activities	$(123)	$30			$465	$350

Operating Highlights[4]	Q3 2020	Q3 2019	YoY Growth/(Decline)	YoY FX Neutral Growth/(Decline)[5]

Total Customers	3,201,700	3,130,500	2.3%
Organic customer adds	3,200	26,000
Total RGUs	6,144,200	5,993,800	2.5%
Organic RGU adds/(losses)	34,500	67,300
Broadband	32,500	41,600
Video	(7,800)	19,200
Telephony	9,800	6,500
Mobile subscribers	3,378,500	3,682,100	(8.2%)
Organic mobile adds	68,800	12,500
Fixed ARPU	$47.24	$50.30	(6.1%)	(1.5%)
Mobile ARPU	$12.41	$13.16	(5.7%)	(3.2%)
*N.M. – Not Meaningful.

Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2020	2019	%	Rebased %	2020	2019	%	Rebased %
	in millions, except % amounts

C&W	$538.9	$595.9	(9.6)	(6.0)	$1,642.8	$1,772.3	(7.3)	(5.3)
VTR/Cabletica	236.9	268.4	(11.7)	(3.3)	704.7	819.4	(14.0)	(1.7)
Liberty Puerto Rico	114.4	104.3	9.7	9.7	328.1	306.7	7.0	6.1
Intersegment eliminations	(2.7)	(1.8)	N.M.	N.M.	(8.2)	(6.0)	N.M.	N.M.
Total	$887.5	$966.8	(8.2)	(3.6)	$2,667.4	$2,892.4	(7.8)	(3.2)
N.M. – Not Meaningful.
•Our reported revenue for each of the three and nine months ended September 30, 2020 decreased by 8%.
◦Reported revenue decline in Q3 was largely driven by (1) negative impacts from COVID-19, particularly in C&W, (2) a net negative foreign exchange (“FX”) impact of $32 million, primarily related to a 10% appreciation of the U.S. dollar in relation to the Chilean peso, and (3) a $15 million reduction from the disposal of C&W's Seychelles business in the fourth quarter of 2019. These declines were partially offset by organic growth in Liberty Puerto Rico.
◦Reported revenue decline YTD was primarily driven by (1) a net negative FX impact of $126 million, primarily related to a 17% appreciation of the U.S. dollar in relation to the Chilean peso, and (2) negative impacts from COVID-19, particularly in C&W. These declines were partially offset by organic growth in Liberty Puerto Rico.

Q3 2020 Revenue Growth – Segment Highlights
•C&W: Revenue declined on a reported and rebased basis by 10% and 6%, respectively. The higher reported decline was primarily driven by inclusion of our now divested C&W Seychelles business in the prior-year period and adverse currency movements.
◦B2B revenue declined 8% on a reported basis and 4% on a rebased basis, as compared to the prior-year period. The rebased decline was primarily due to lower revenues from fixed and mobile services mostly due to discounts and credits related to reduced or suspended service across our markets as a result of the COVID-19 lockdowns and a strategic decision to reduce low margin transit revenue.
▪On a sequential basis, we grew reported revenue by 6%. This was driven by the return of certain non-recurring projects that had been put on hold due to COVID-19, and a reduction in discounts and credits offered to customers as markets began to recover.
◦Fixed residential revenue was down 4% on a reported basis and 1% lower on a rebased basis, as compared to the prior-year period. Revenue declined overall on a rebased basis as subscription revenue growth, driven by organic RGU additions, were more than offset by a decline in non-subscription revenue due to lower interconnect volumes.

▪Fixed revenue was flat sequentially on a reported basis. Subscription revenue declined as ARPU was lower primarily due to temporary discounts in Panama related to COVID-19 and adverse currency movements in the Jamaican dollar. This was offset by growth in non-subscription revenue.
◦Mobile revenue declined 18% on a reported basis and 14% on a rebased basis, as compared to the prior-year period. Subscription revenue was impacted by reduced recharge activity and fewer subscribers during the COVID-19 related lockdown periods. Inbound roaming revenue declined by $6 million year-over-year, with the largest impact in the Bahamas due to a reduction in tourism as a result of COVID-19.
▪On a sequential basis, reported mobile revenue grew by 7% driven by higher ARPU as prepaid recharges increased with easing of lockdown restrictions.
•VTR/Cabletica: Revenue declined on a reported and rebased basis by 12% and 3%, respectively. The higher reported year-over-year decline was driven by a 10% appreciation of the U.S. dollar in relation to the Chilean peso. Rebased revenue at VTR declined due to lower ARPU associated with the cancellation of live soccer matches broadcast on our premium programming, which were only partly offset by higher broadband revenue. Cabletica grew revenue on both a reported and rebased basis driven by subscriber growth over the year.
•Liberty Puerto Rico: Reported and rebased revenue growth of 10% was driven by strong subscriber growth as we added approximately 100,000 RGUs over the last twelve months, including over 60,000 new broadband RGUs.
Operating Income (Loss)
•Operating income (loss) was $87 million and ($70 million) for the three months ended September 30, 2020 and 2019, respectively, and ($12 million) and $187 million for the nine months ended September 30, 2020 and 2019, respectively.
◦We reported operating income during the three months ended September 30, 2020, compared with operating loss for the corresponding period during 2019 as the 2019 period was negatively impacted by goodwill impairments. This comparable benefit was slightly offset by a decline in Adjusted OIBDA, as further discussed below.
◦We reported operating loss during the nine months ended September 30, 2020, compared with operating income for the corresponding period during 2019, primarily due to (i) higher goodwill impairments recorded during the second quarter of 2020 in certain C&W markets, compared to the comparative period, and (ii) lower Adjusted OIBDA, as further discussed below.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the comparative periods and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Nine months ended		Increase (decrease)
	September 30,				September 30,
	2020	2019	%	Rebased %	2020	2019	%	Rebased %

C&W	$220.4	$236.2	(6.7)	(3.3)	$656.8	$694.1	(5.4)	(2.2)
VTR/Cabletica	92.9	108.5	(14.4)	(6.4)	272.6	327.7	(16.8)	(5.0)
Liberty Puerto Rico	58.1	50.8	14.4	14.4	161.0	150.3	7.1	6.6
Corporate	(11.2)	(15.8)	29.1	25.8	(33.7)	(39.2)	14.0	5.0
Total	$360.2	$379.7	(5.1)	(0.7)	$1,056.7	$1,132.9	(6.7)	(1.6)

Operating income (loss) margin	9.8%	(7.2)%			(0.4)%	6.5%

Adjusted OIBDA margin	40.6%	39.3%			39.6%	39.2%
•Our reported Adjusted OIBDA for the three and nine months ended September 30, 2020 decreased by 5% and 7%, respectively.
◦Reported Adjusted OIBDA decline in Q3 was primarily driven by a net negative FX impact of $12 million, mainly related to the Chilean peso, and a $5 million reduction, from the net impact of acquisitions and disposals. Organic declines were driven by lower revenue at C&W and VTR/Cabletica, partially offset by increases at LPR, each as discussed above, which were partially offset by lower costs including lower bonus-related expenses in the current year related to certain amounts that will be settled with shares.
◦Reported Adjusted OIBDA decline YTD was primarily driven by a net negative FX impact of $47 million, mainly related to the Chilean peso. Organic declines were driven by lower revenue at C&W and VTR/Cabletica, partially offset by increases at LPR, each as discussed above, which were partially offset by lower costs including lower bonus-related expenses in the current year related to certain amounts that will be settled with shares.
Q3 2020 Adjusted OIBDA Growth – Segment Highlights
•C&W: Adjusted OIBDA declined on a reported and rebased basis by 7% and 3%, respectively. Our rebased performance was driven by the aforementioned rebased revenue decline, partly offset by lower direct and operating costs. Adjusted OIBDA margin at 40.9% improved by 140 basis points sequentially.
◦Reduced direct costs were due to (i) lower handset sales, as many markets still faced lockdown restrictions during the quarter, (ii) reduced programming expenses driven by improved year-over-year contract rates for certain premium and basic channels, and lower sports content costs and (iii) lower costs associated with declines in transit revenue.

◦Other operating costs and expenses were lower year-over-year, primarily due to (i) reduced personnel costs due in part to benefits from ongoing restructuring activities, (ii) a decrease in marketing and sales costs and (iii) lower professional services costs.
•VTR/Cabletica: Adjusted OIBDA declined on a reported and rebased basis by 14% and 6%, respectively. The higher reported year-over-year decline was driven by a 10% appreciation of the U.S. dollar in relation to the Chilean peso. The Q3 rebased Adjusted OIBDA decline was driven by the aforementioned revenue impacts, higher other operating costs and expenses and declines in direct costs.
◦Direct costs were lower compared to the prior-year as equipment sales declined due to reduced store activity and interconnect costs. These declines were partly offset by higher programming costs due to the net effect of an increase from foreign currency impact of contracts denominated in U.S. dollars and a decrease due to renegotiation of a contract related to live soccer matches.
◦Other operating costs and expenses increased year-over-year, primarily due to higher costs in Chile following a spike in bandwidth demand resulting from mobility restrictions associated with COVID-19. Network-related costs, as compared to the prior-year period, increased as we expanded our field force to react more quickly to customer requests, and initiated a project to proactively visit customers and ensure their in-home WiFi service is optimally configured. These actions, together with capacity investments made since the initial peak in demand, have driven significant reductions in call center volumes related to technical topics (32% lower in Q3 2020 as compared to Q2 2020), however they remain higher year-over-year.
◦The segment's costs were impacted by a $5 million increase year-over-year due to the impact of U.S. dollar appreciation against the Chilean peso on VTR's non-functional U.S. dollar costs, primarily in programming.
•Liberty Puerto Rico: Reported and rebased double-digit Adjusted OIBDA growth of 14%, driven by the previously mentioned revenue growth, partly offset by additional programming costs and integration expenses incurred ahead of the acquisition of AT&T's Puerto Rico and USVI assets, which was completed on October 31, 2020.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was ($85 million) and $35 million for the three months ended September 30, 2020 and 2019, respectively, and ($658 million) and ($122 million) for the nine months ended September 30, 2020 and 2019, respectively.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows included in our Form 10-Q.

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions, except % amounts

Customer Premises Equipment	$61.4	$72.7	$185.4	$220.7
New Build & Upgrade	15.7	30.2	72.9	79.4
Capacity	40.5	33.8	68.6	68.6
Baseline	25.8	35.6	72.0	82.2
Product & Enablers	13.5	14.6	44.2	41.2
Property and equipment additions	156.9	186.9	443.1	492.1
Assets acquired under capital-related vendor financing arrangements	(27.2)	(32.7)	(80.5)	(58.7)
Assets acquired under finance leases	—	—	—	(0.2)
Changes in current liabilities related to capital expenditures	17.2	(17.6)	55.7	(1.2)
Capital expenditures*	$146.9	$136.6	$418.3	$432.0

Property and equipment additions as % of revenue	17.7%	19.3%	16.6%	17.0%

Property and Equipment Additions of our Reportable Segments:
C&W	$82.1	$119.2	$234.1	$264.9
VTR/Cabletica	49.3	49.1	144.4	166.2
Liberty Puerto Rico	19.4	16.9	52.3	56.0
Corporate	6.1	1.7	12.3	5.0
Property and equipment additions	$156.9	$186.9	$443.1	$492.1

Property and Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W	15.2%	20.0%	14.3%	14.9%
VTR/Cabletica	20.8%	18.3%	20.5%	20.3%
Liberty Puerto Rico	17.0%	16.2%	15.9%	18.3%

New Build and Homes Upgraded by Reportable Segment:
C&W	47,400	51,700	144,000	197,600
VTR/Cabletica	26,500	61,600	69,100	166,500
Liberty Puerto Rico	4,800	3,200	18,100	13,800
*The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or finance lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Q3 2020 Property and Equipment Additions and Capital Expenditures – Segment Highlights
•C&W: The year-over-year decrease, on a reported basis, was primarily driven by reduced Customer Premises Equipment (CPE) spend as COVID-19 restrictions impacted customer acquisition activity, particularly in Panama, as well as increased new build activity in the prior-year period following Hurricane Dorian in the Bahamas.
•VTR/Cabletica: Property and equipment additions were flat year-over-year on a reported basis. Increased capacity spend in Chile was offset by lower customer premise equipment costs, and reduced new build material and labor costs as lockdown restrictions impacted our construction activity.
•Liberty Puerto Rico: The year-over-year increase is primarily driven by customer additions, which resulted in increased CPE and installation costs.

Summary of Debt, Finance Lease Obligations, Cash and Cash Equivalents & Restricted Cash
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash, cash equivalents and restricted cash at September 30, 2020:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash
	in millions

Liberty Latin America[1]	$405.0	$1.2	$406.2	$833.3
C&W	4,322.5	0.6	4,323.1	586.7
VTR	1,461.5	—	1,461.5	162.1
Liberty Puerto Rico[2]	2,290.0	—	2,290.0	1,385.2
Cabletica	120.3	—	120.3	15.6
Total	$8,599.3	$1.8	$8,601.1	$2,982.9

Consolidated Leverage and Liquidity Information:	September 30, 2020	June 30, 2020
Consolidated gross leverage ratio[3]	6.2x	6.4x
Consolidated net leverage ratio[3]	4.1x	4.2x
Average debt tenor[4]	6.4 years	6.1 years
Fully-swapped borrowing costs	6.2%	6.2%
Unused borrowing capacity (in millions)[5]	$1,063.2	$765.0
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Debt amount includes $1,343 million borrowed by Liberty Puerto Rico to fund the AT&T Acquisition. Cash amount includes $1,353 million of restricted cash held in escrow that was used to fund a portion of the AT&T Acquisition.
3.Consolidated leverage ratios are non-GAAP measures. For the definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations below.
4.For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.
5.At September 30, 2020, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the September 30, 2020 compliance reporting requirements. Subsequent to September 30, 2020, we repaid $100 million of certain borrowings under our revolving credit facilities, following which we have undrawn commitments of $1,163 million. For information regarding limitations on our ability to access this liquidity, see the discussion under "Material Changes in Financial Condition" in our most recently filed Quarterly Report on Form 10-Q.

	Organic Subscriber Variance Table — September 30, 2020 vs June 30, 2020
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers

C&W:
Panama[1]	23,900	23,900	17,000	7,500	19,000	18,100	44,600	54,200
Jamaica	19,400	19,400	5,900	2,700	9,900	6,500	19,100	19,100
The Bahamas	—	—	(1,100)	600	1,500	(1,100)	1,000	(1,200)
Trinidad and Tobago	1,400	1,400	(900)	(1,400)	100	500	(800)	—
Barbados	—	—	(100)	1,000	700	(400)	1,300	3,300
Other	—	—	(3,700)	(600)	2,100	(1,000)	500	4,100
C&W Total	44,700	44,700	17,100	9,800	33,300	22,600	65,700	79,500
VTR/Cabletica:
VTR	11,400	11,400	(42,100)	(21,400)	(33,500)	(21,800)	(76,700)	(10,700)
Cabletica	15,300	15,300	2,000	(2,000)	5,400	(600)	2,800	—
Total VTR/Cabletica	26,700	26,700	(40,100)	(23,400)	(28,100)	(22,400)	(73,900)	(10,700)
Liberty Puerto Rico[2]	5,200	5,200	26,200	5,800	27,300	9,600	42,700	—
Total Organic Change	76,600	76,600	3,200	(7,800)	32,500	9,800	34,500	68,800

Q3 2020 Adjustments:
VTR Adjustments[3]	—	—	—	(1,600)	(500)	(8,500)	(10,600)	—
Net Adds	76,600	76,600	3,200	(9,400)	32,000	1,300	23,900	68,800

	Mobile Subscribers
	Consolidated Operating Data — September 30, 2020			Q3 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama[1]	1,314,400	121,400	1,435,800	51,300	2,900	54,200
Jamaica	944,400	21,400	965,800	17,600	1,500	19,100
The Bahamas	150,100	29,000	179,100	(1,800)	600	(1,200)
Barbados	87,400	29,200	116,600	2,900	400	3,300
Other	346,000	44,300	390,300	2,500	1,600	4,100
C&W Total	2,842,300	245,300	3,087,600	72,500	7,000	79,500
VTR	11,800	279,100	290,900	100	(10,800)	(10,700)
Total / Net Adds	2,854,100	524,400	3,378,500	72,600	(3,800)	68,800

1.RGU balances do not include 58,100 RGUs and 13,700 mobile subscribers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and continue to receive services. Accordingly, organic changes set forth above reflect the impact of removing these RGUs from our subscriber count.
2.RGU balances do not include 5,000 fixed RGUs representing customers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and were moved to an "essential services plan", a basic service plan. Accordingly, organic changes set forth above reflect the impact of removing these RGUs from our subscriber count.
3.VTR's non-organic adjustment relates to RGUs that were disconnected prior to July 1, 2020.

C&W
•Panama returned to subscriber growth primarily due to successfully moving fixed customers who faced economic difficulties related to COVID-19 onto discounted plans and as mobility restrictions in the country were eased. Panama's total RGU base is stated after the removal of 58,100 RGUs who continue to receive services and, due to COVID-19, have not been disconnected in accordance with our normal policy for non-payment.
•Jamaica continued to grow its fixed subscriber base, adding 19,100 RGUs in the quarter, driven by 9,900 broadband additions. This growth was supported by continued network investment as we added 19,400 new high-speed homes passed in the quarter.
•We returned to net mobile subscriber additions in Q3 driven by Panama, where we are seeing signs of recovery as the country begins to open up and ease the relatively strict mobility restrictions that were in place, and Jamaica following targeted acquisition campaigns and improved churn management.
VTR/Cabletica
•In VTR, our most competitive consumer fixed market, we lost 76,700 RGUs in the quarter as churn increased following network challenges related to an increase in bandwidth demand earlier in the year. We have carried out a number of operational actions to improve the experience for our customers and mobility restrictions in Chile have been eased more recently. As a result, we have seen improvements in sequential monthly losses.
•VTR lost 10,700 mobile subscribers in Q3 due to the impact of lockdown restrictions, in particular store closures leading to reduced retail activity.
Liberty Puerto Rico
•Reported another quarter of record RGU additions in Q3 driven by broadband additions as penetration increased across our high-speed network.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended September 30,					FX-Neutral[1]
	2020		2019		% Change	% Change

Liberty Latin America[2]		$47.24		$50.30	(6.1%)	(1.5%)
C&W2		$46.30		$46.97	(1.4%)	0.2%
VTR/Cabletica		$40.32		$46.12	(12.6%)	(4.4%)
VTR	CLP	31,173	CLP	33,051	(5.7%)	(5.7%)
Cabletica	CRC	25,188	CRC	24,211	4.0%	4.0%
Liberty Puerto Rico		$77.15		$76.87	0.4%	0.4%

Mobile ARPU3
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended September 30,			FX-Neutral[1]
	2020	2019	% Change	% Change

Liberty Latin America[2]	$12.41	$13.16	(5.7%)	(3.2%)
C&W2	$12.11	$12.68	(4.5%)	(3.0%)
VTR[4]	$15.56	$18.78	(17.1%)	(8.4%)
1.The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior year amounts.
2.The amounts for the three months ended September 30, 2019 exclude the revenue, customers and mobile subscribers from our operations in the Seychelles. This allows for a more accurate comparison to Q3 2020, as these operations were sold during November 2019.
3.During the third quarter of 2020, we began classifying revenue from inbound roaming from “mobile services revenue” to “mobile interconnect, inbound roaming, equipment sales and other” to better align with how management evaluates the business. Revenue from inbound roaming, which relates to the C&W segment, was $3 million and $10 million during the three months ended September 30, 2020 and 2019, respectively. Mobile ARPU amounts are calculated excluding “mobile interconnect, inbound roaming, equipment sales and other" and amounts for 2019 have been revised for the aforementioned change in presentation.
4.The mobile ARPU amounts in Chilean pesos for the three months ended September 30, 2020 and 2019 are CLP 12,148 and CLP 13,266, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities, financial performance and guidance, including Adjusted Free Cash Flow expectations for 2020; regarding the COVID-19 pandemic, our response to such pandemic and the anticipated impact of such pandemic on our business and financial results; our cost control initiatives; our customer value propositions; product innovation, investments and network and commercial initiatives; integration work and synergies related to the acquisition in Puerto Rico and the U.S. Virgin Islands; the acquisition of Telefónica's Costa Rica business; upgrade initiatives; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the acquisition of Telefónica's Costa Rica business; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q for the quarter ended March 31, 2020. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Claudia Restrepo    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) acquisitions, (ii) a disposal, (iii) FX, (iv) for the C&W and Liberty Puerto Rico segments, the impact of a small common control transaction between these segments, and (v) for the C&W segment and our corporate operations, the impact of the transfer of our captive insurance operation from our C&W segment to our corporate operations. See Non-GAAP Reconciliations below.
2.Adjusted OIBDA is a non-GAAP measure that was previously referred to as "operating cash flow" in our quarterly earnings releases. Effective June 30, 2020, we no longer use the term "operating cash flow" and this key performance metric is now referred to as Adjusted OIBDA. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow is a non-GAAP measure. For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.
5.The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior year amounts.

Additional Information | Cable & Wireless Borrowing Group
The following table reflects preliminary unaudited selected financial results for three and nine months ended September 30, 2020 and 2019 in accordance with U.S. GAAP.

	Three months ended
	September 30,		Change	Rebased change[1]
	2020	2019
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$40.8	$45.3
Broadband internet	72.2	66.9
Fixed-line telephony	22.6	26.0
Total subscription revenue	135.6	138.2
Non-subscription revenue	13.1	16.7
Total residential fixed revenue	148.7	154.9	(4.0%)	(0.8%)
Residential mobile revenue:
Service revenue	110.7	131.1
Interconnect, equipment sales and other	20.8	29.5
Total residential mobile revenue	131.5	160.6	(18.1%)	(14.1%)
Total residential revenue	280.2	315.5	(11.2%)	(7.5%)
B2B revenue:
Service revenue	198.0	218.8
Subsea network revenue	60.7	61.6
Total B2B revenue	258.7	280.4	(7.7)%	(4.3)%
Total	$538.9	$595.9	(9.6)%	(6.0)%

Operating income (loss)	$50.2	$(139.9)	(135.9%)

Adjusted OIBDA	$220.4	$236.2	(6.7)%	(3.3%)

Operating income (loss) as a percentage of revenue	9.3%	(23.5)%

Adjusted OIBDA as a percentage of revenue	40.9%	39.6%

Proportionate Adjusted OIBDA	$190.3	$200.8

	Nine months ended
	September 30,		Change	Rebased change[1]
	2020	2019
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$128.4	$136.0
Broadband internet	213.7	192.6
Fixed-line telephony	71.1	77.0
Total subscription revenue	413.2	405.6
Non-subscription revenue	41.3	46.6
Total residential fixed revenue	454.5	452.2	0.5%	1.1%
Residential mobile revenue:
Service revenue	338.1	391.4
Interconnect, equipment sales and other	64.6	87.5
Total residential mobile revenue	402.7	478.9	(15.9%)	(13.9%)
Total residential revenue	857.2	931.1	(7.9%)	(6.5%)
B2B revenue:
Service revenue	594.9	658.1
Subsea network revenue	190.7	183.1
Total B2B revenue	785.6	841.2	(6.6)%	(4.0)%
Total	$1,642.8	$1,772.3	(7.3)%	(5.3)%

Operating income (loss)	$(137.9)	$(26.3)	424.3%

Adjusted OIBDA	$656.8	$694.1	(5.4)%	(2.2%)

Operating income (loss) as a percentage of revenue	(8.4)%	(1.5)%

Adjusted OIBDA as a percentage of revenue	40.0%	39.2%

Proportionate Adjusted OIBDA	$568.5	$579.8
1.    Indicated growth rates are rebased for the estimated impacts of acquisitions, the transfer of certain B2B operations in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment, the Seychelles disposal, the transfer of our captive insurance operations from our C&W segment to our corporate operations and FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's debt, finance lease obligations and cash and cash equivalents:

		September 30,	June 30,
	Facility Amount	2020	2020
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$25.0
Revolving Credit Facility due 2026 (LIBOR + 3.25%)	$575.0	100.0	287.5
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Total Senior Secured Credit Facilities		1,610.0	1,822.5
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$550.0	550.0	550.0
Senior Notes:
7.5% USD Senior Notes due 2026	$500.0	500.0	500.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		2,270.0	2,270.0
Other Regional Debt		351.3	362.3
Vendor financing		91.2	89.7
Finance lease obligations		0.6	1.1
Total debt and finance lease obligations		4,323.1	4,545.6
Premiums, discounts and deferred financing costs, net		(29.5)	(30.4)
Total carrying amount of debt and finance lease obligations		4,293.6	4,515.2
Less: cash and cash equivalents		568.7	756.4
Net carrying amount of debt and finance lease obligations		$3,724.9	$3,758.8
•In March 2020, we borrowed $313 million under the C&W Revolving Credit Facility. We repaid $213 million of this drawdown in the third quarter of 2020. The remaining balance is included on our condensed consolidated balance sheet as of September 30, 2020. Subsequent to September 30, 2020, the $100 million remaining balance was repaid.
•At September 30, 2020, our total and proportionate net debt were $3.8 billion and $3.7 billion, respectively, our Fully-swapped Borrowing Cost was 5.7%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.6 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $190 million for Q3 2020 and $201 million for Q3 2019.
•Based on Q3 results, our Proportionate Net Leverage Ratio was 4.6x, calculated in accordance with C&W's Credit Agreement. At September 30, 2020, we had maximum undrawn commitments of $666 million, including $141 million under our regional facilities. At September 30, 2020, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the September 30, 2020 compliance reporting requirements.

VTR Borrowing Group
The following table reflects preliminary unaudited selected financial results for three and nine months ended September 30, 2020 and 2019 in accordance with U.S. GAAP.

	Three months ended			Nine months ended
	September 30,			September 30,
	2020	2019	Change	2020	2019	Change
	CLP in billions, except % amounts

Revenue	157.6	166.2	(5.2%)	482.0	494.3	(2.5%)

Operating income	19.0	36.5	(47.9%)	71.9	102.9	(30.1%)

Adjusted OIBDA	61.7	67.8	(9.0%)	186.0	199.5	(6.8%)

Operating income as a percentage of revenue	12.1%	22.0%		14.9%	20.8%

Adjusted OIBDA as a percentage of revenue	39.1%	40.8%		38.6%	40.4%
The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt, finance lease obligations and cash and cash equivalents:

	September 30,		June 30,
	2020		2020
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Term Loan Facility B-1 due 2023[1] (ICP[2]+ 3.80%)	CLP 140,900	140.9	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100	33.1	33.1
Revolving Credit Facility A due 2023 (TAB[3]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2026[4] (LIBOR + 2.75%)	$200.0	—	—
Total Senior Secured Credit Facilities		174.0	174.0
Notes:
Senior Secured Notes:
5.125% USD Senior Secured Notes due 2028	$600.0	470.6	—
Senior Notes:
6.375% USD Senior Notes due 2028	$550.0	431.4	—
6.875% USD Senior Notes due 2024	$—	—	1,034.8
Total Notes		902.0	1,034.8

Vendor Financing		70.3	68.4
Total debt		1,146.3	1,277.2
Deferred financing costs		(17.8)	(14.2)
Total carrying amount of debt		1,128.5	1,263.0
Less: cash and cash equivalents		127.1	273.4
Net carrying amount of debt		1,001.4	989.6

Exchange rate (CLP to $)		784.3	821.3

1.     Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.
2.     Índice de Cámara Promedio rate.
3.     Tasa Activa Bancaria rate.
4.     Includes a $1 million credit facility that matures on May 23, 2023.
•In July 2020, we issued $600 million aggregate principal amount of 5.125% senior secured notes due January 15, 2028 and $550 million aggregate principal amount of 6.375% senior notes due July 15, 2028. The net proceeds, together with proceeds received from the unwinding of certain derivative instruments, were used to refinance the $1,260 million 6.875% Senior Notes due 2024 in full, including transaction-related fees and expenses.
•At September 30, 2020, our Fully-swapped Borrowing Cost was 5.8% and the average tenor of debt (excluding vendor financing) was approximately 6.7 years.
•Based on our results for Q3 2020, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 3.8x, calculated in accordance with VTR's Credit Agreement.
•At September 30, 2020, we had maximum undrawn commitments of $200 million (CLP 157 billion) and CLP 45 billion. At September 30, 2020, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the September 30, 2020 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group:
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, cash and cash equivalents, and restricted cash:

	Facility amount	September 30, 2020	June 30, 2020
	in millions

Revolving Credit Facility due 2025 (LIBOR + 3.50%)	$125.0	$—	$62.5
Term Loan Facility due 2026 (LIBOR + 5.0%)	$1,000.0	1,000.0	1,000.0
Senior Secured Notes due 2027 (6.75%)	$1,290.0	1,290.0	1,290.0
Debt before discounts and deferred financing costs		2,290.0	2,352.5
Discounts and deferred financing costs		(22.0)	(23.3)
Total carrying amount of debt		2,268.0	2,329.2
Less: cash, cash equivalents and restricted cash[1]		1,385.2	1,455.0
Net carrying amount of debt		$882.8	$874.2

1.Includes $1,353 million of restricted cash held in escrow that was used to fund a portion of the AT&T Acquisition.

•Based on our results for Q3 2020, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 3.9x, calculated in accordance with LPR’s Group Credit Agreement.
•At September 30, 2020, we had maximum undrawn commitments of $125 million. At September 30, 2020, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the September 30, 2020 compliance reporting requirements.

Cabletica Borrowing Group:
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's debt and cash and cash equivalents:

	September 30,		June 30,
	2020		2020
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 2023[1] (LIBOR + 5.00%)	$49.2	29.9	28.6
Term Loan B-2 Facility due 2023[1] (TBP[2] + 6.00%)	CRC 43,177.4	43.2	43.2
Revolving Credit Facility due 2023 (LIBOR + 4.25%)	$15.0	—	—
Debt before discounts and deferred financing costs		73.1	71.8
Deferred financing costs		(1.7)	(1.9)
Total carrying amount of debt		71.4	69.9
Less: cash and cash equivalents		9.5	12.8
Net carrying amount of debt		61.9	57.1

Exchange rate (CRC to $)		607.0	581.1
1.    Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on April 5, 2023, with the remaining respective principal amounts due on October 5, 2023, which represents the ultimate maturity date of the facilities.
2.    Tasa Básica Pasiva rate.

•As part of the VTR refinancing activity mentioned above, Liberty Latin America also announced its intention to contribute its 80% stake in Cabletica S.A. into the VTR Finance N.V. credit pool. The contribution is expected to be completed in Q1 2021.

Subscriber Tables

	Consolidated Operating Data — September 30, 2020
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers

C&W:
Panama	678,400	678,400	190,400	98,400	148,500	152,900	399,800	1,435,800
Jamaica	600,500	600,500	285,600	126,400	246,500	234,000	606,900	965,800
The Bahamas	120,900	120,900	35,300	6,900	25,000	34,400	66,300	179,100
Trinidad and Tobago	333,100	333,100	157,400	106,000	138,300	85,300	329,600	—
Barbados	140,400	140,400	81,900	32,900	68,100	71,000	172,000	116,600
Other	331,700	311,900	234,400	77,200	173,200	119,800	370,200	390,300
C&W Total	2,205,000	2,185,200	985,000	447,800	799,600	697,400	1,944,800	3,087,600
VTR/Cabletica:
VTR	3,737,100	3,309,400	1,494,700	1,073,500	1,316,000	498,800	2,888,300	290,900
Cabletica[1]	627,300	621,400	265,700	207,800	211,100	21,900	440,800	—
Total VTR/Cabletica	4,364,400	3,930,800	1,760,400	1,281,300	1,527,100	520,700	3,329,100	290,900
Liberty Puerto Rico	1,129,800	1,129,800	456,300	231,100	408,900	230,300	870,300	—
Total	7,699,200	7,245,800	3,201,700	1,960,200	2,735,600	1,448,400	6,144,200	3,378,500
1.Our homes passed in Costa Rica include 40,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness (excluding any indebtedness collateralized by escrow cash) less its cash and cash equivalents (excluding any escrow cash) to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash, cash equivalents and restricted cash held in escrow at Liberty Puerto Rico that will be used to fund the AT&T Acquisition. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures of Liberty Latin America and its reportable segments in this press release that are considered non-GAAP measures, including; (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions; (ii) Adjusted Free Cash Flow; (iii) rebased revenue and rebased Adjusted OIBDA growth rates; and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income (loss) to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions

Operating income (loss)	$86.6	$(69.7)	$(11.6)	$187.1
Share-based compensation expense	28.0	15.1	75.3	45.2
Depreciation and amortization	231.6	226.0	661.5	665.3
Impairment, restructuring and other operating items, net	14.0	208.3	331.5	235.3
Adjusted OIBDA	360.2	379.7	1,056.7	1,132.9
Property and equipment additions	156.9	186.9	443.1	492.1
Adjusted OIBDA less P&E additions	$203.3	$192.8	$613.6	$640.8

Operating income (loss) margin[1]	9.8%	(7.2)%	(0.4)%	6.5%

Adjusted OIBDA margin[2]	40.6%	39.3%	39.6%	39.2%
1.Calculated by dividing operating income (loss) by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments (receipts) incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. As a result of the then pending AT&T Acquisition, we changed the way we define Adjusted FCF effective December 31, 2019 to adjust (i) for pre-acquisition interest incurred on the incremental debt issued in advance of the AT&T Acquisition, (ii) to exclude pre-acquisition interest earned related to the AT&T Acquisition Restricted Cash that was used to fund a portion of the AT&T Acquisition and (iii) the impact of associated pre-acquisition derivative contracts. As the debt was incurred directly as a result of the then pending acquisition and will be supported by cash flows of the acquisition from the date of the closing, we believe this results in the most meaningful presentation of our Adjusted FCF. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions

Net cash provided by operating activities	$137.4	$159.0	$491.0	$590.4
Cash payments for direct acquisition and disposition costs	17.5	0.7	21.7	1.3
Expenses financed by an intermediary[1]	26.0	36.3	78.1	93.1
Capital expenditures	(146.9)	(136.6)	(418.3)	(432.0)
Recovery on damaged or destroyed property and equipment	—	—	—	33.9
Distributions to noncontrolling interest owners	(1.6)	(0.1)	(2.3)	(2.6)
Principal payments on amounts financed by vendors and intermediaries	(51.7)	(50.5)	(143.4)	(156.4)
Pre-acquisition net interest payments[2]	(2.1)	—	34.1	—
Principal payments on finance leases	(0.6)	(5.2)	(1.7)	(7.7)
Adjusted FCF	$(22.0)	$3.6	$59.2	$120.0
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.Amount primarily represents interest paid on pre-acquisition debt related to the AT&T Acquisition, net of interest received on the AT&T Acquisition Restricted Cash.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2020, we have adjusted our historical revenue and Adjusted OIBDA (i) to include the pre-acquisition revenue and Adjusted OIBDA of a small B2B operation in the Cayman Islands that was acquired during 2020 in our rebased amounts for the three and nine months ended September 30, 2019, (ii) to include the pre-acquisition revenue and Adjusted OIBDA of UTS that was acquired during 2019 in our rebased amounts for the nine months ended September 30, 2019, (iii) to exclude the revenue and Adjusted OIBDA of our Seychelles operations that was disposed of during 2019 from our rebased amounts for three and nine months ended September 30, 2019, (iv) to reflect the translation of our rebased amounts for the three and nine months ended September 30, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for three and nine months ended September 30, 2020, and (v) with respect to each of our reportable segments, to reflect (a) the April 1, 2019 transfer of a small B2B operation in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment, and (b) the January 1, 2020 transfer of our captive insurance operation from our C&W segment to our corporate operations. We have reflected the revenue and Adjusted OIBDA of acquired entities in our 2019 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.
The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for three and nine months ended September 30, 2019 to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

The following tables set forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended September 30, 2019
	C&W	VTR/Cabletica	Liberty Puerto Rico	Intersegment eliminations	Total
	(In millions)

Revenue – Reported	$595.9	$268.4	$104.3	$(1.8)	$966.8
Rebase adjustments:
Acquisitions	1.3	—	—	—	1.3
Disposal	(14.5)	—	—	—	(14.5)
Foreign currency	(10.0)	(23.4)	—	—	(33.4)
Revenue – Rebased	$572.7	$245.0	$104.3	$(1.8)	$920.2

Reported percentage change[2]	(9.6)%	(11.7)%	9.7%	N/A	(8.2)%

Rebased percentage change[3]	(6.0)%	(3.3)%	9.7%	N/A	(3.6)%

	Nine months ended September 30, 2019
	C&W	VTR/Cabletica	Liberty Puerto Rico	Intersegment eliminations	Total
	(In millions)

Revenue – Reported	$1,772.3	$819.4	$306.7	$(6.0)	$2,892.4
Rebase adjustments:
Acquisitions	35.3	—	—	—	35.3
Disposal	(43.7)	—	—	—	(43.7)
Foreign currency	(27.6)	(102.4)	—	—	(130.0)
Other[1]	(2.7)	—	2.7	—	—
Revenue – Rebased	$1,733.6	$717.0	$309.4	$(6.0)	$2,754.0

Reported percentage change[2]	(7.3)%	(14.0)%	7.0%	N/A	(7.8)%

Rebased percentage change[3]	(5.3)%	(1.7)%	6.1%	N/A	(3.2)%
1.Represents the April 1, 2019 transfer of a small B2B operation in Puerto Rico that was transferred from our C&W segment to our Liberty Puerto Rico segment.
2.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
3.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

The following tables set forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2019
	C&W	VTR/Cabletica	Liberty Puerto Rico	Corporate	Total
	(In millions)

Adjusted OIBDA – Reported	$236.2	$108.5	$50.8	$(15.8)	$379.7
Rebased adjustments:
Acquisitions	0.4	—	—	—	0.4
Disposal	(4.7)	—	—	—	(4.7)
Foreign currency	(3.0)	(9.3)	—	—	(12.3)
Other[1]	(0.4)	—	—	0.4	—
Adjusted OIBDA – Rebased	$228.5	$99.2	$50.8	$(15.4)	$363.1

Reported percentage change[2]	(6.7)%	(14.4)%	14.4%	29.1%	(5.1)%

Rebased percentage change[3]	(3.3)%	(6.4)%	14.4%	25.8%	(0.7)%

	Nine months ended September 30, 2019
	C&W	VTR/Cabletica	Liberty Puerto Rico	Corporate	Total
	(In millions)

Adjusted OIBDA – Reported	$694.1	$327.7	$150.3	$(39.2)	$1,132.9
Rebased adjustments:
Acquisitions	7.3	—	—	—	7.3
Disposal	(15.7)	—	—	—	(15.7)
Foreign currency	(8.8)	(41.0)	—	—	(49.8)
Other[1]	(4.2)	—	0.7	3.5	—
Adjusted OIBDA – Rebased	$672.7	$286.7	$151.0	$(35.7)	$1,074.7

Reported percentage change[2]	(5.4)%	(16.8)%	7.1%	14.0%	(6.7)%

Rebased percentage change[3]	(2.2)%	(5.0)%	6.6%	5.0%	(1.6)%
1.Represents the April 1, 2019 transfer of a small B2B operation in Puerto Rico that was transferred from our C&W segment to our Liberty Puerto Rico segment, and the January 1, 2020 transfer of our captive insurance operation from our C&W segment to our corporate operation.
2.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
3.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

The following tables set forth the reconciliations from reported revenue by product for our C&W segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2019
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	(In millions)

Revenue by product – Reported	$154.9	$160.6	$315.5	$280.4	$595.9
Rebase adjustments:
Acquisitions	—	—	—	1.3	1.3
Disposal	(2.8)	(5.5)	(8.3)	(6.2)	(14.5)
Foreign currency	(2.5)	(2.1)	(4.6)	(5.4)	(10.0)
Revenue by product – Rebased	$149.6	$153.0	$302.6	$270.1	$572.7

Reported percentage change[2]	(4.0)%	(18.1)%	(11.2)%	(7.7)%	(9.6)%

Rebased percentage change[3]	(0.8)%	(14.1)%	(7.5)%	(4.3)%	(6.0)%

	Nine months ended September 30, 2019
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	(In millions)

Revenue by product – Reported	$452.2	$478.9	$931.1	$841.2	$1,772.3
Rebase adjustments:
Acquisitions	10.3	10.8	21.1	14.2	35.3
Disposal	(8.0)	(17.2)	(25.2)	(18.5)	(43.7)
Foreign currency	(5.5)	(5.0)	(10.5)	(17.1)	(27.6)
Other[1]	—	—	—	(2.7)	(2.7)
Revenue by product – Rebased	$449.0	$467.5	$916.5	$817.1	$1,733.6

Reported percentage change[2]	0.5%	(15.9)%	(7.9)%	(6.6)%	(7.3)%

Rebased percentage change[3]	1.1%	(13.9)%	(6.5)%	(4.0)%	(5.3)%
1.Represents the April 1, 2019 transfer of a small B2B operation in Puerto Rico that was transferred from our C&W segment to our Liberty Puerto Rico segment.
2.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
3.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less, for our net leverage ratio, cash and cash equivalents and restricted cash held in escrow at Liberty Puerto Rico that was used to fund a portion of the AT&T Acquisition, divided by (ii) last two quarters annualized Adjusted OIBDA as of September 30 and June 30, 2020. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, ratios that would be calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of September 30, 2020 and June 30, 2020 are set forth below:

	September 30,	June 30,
	2020	2020

Total debt and finance lease obligations	$8,459.8	$8,841.0
Discounts, premiums and deferred financing costs, net	141.3	142.2
Projected derivative principal-related cash payments (receipts)[1]	20.6	(31.0)
Adjusted total debt and finance lease obligations	8,621.7	8,952.2
Less:
Cash	1,611.9	1,752.4
Restricted cash[2]	1,353.0	1,352.0
Net debt and finance lease obligations	$5,656.8	$5,847.8
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended March 31, 2020	N/A	$363.9
Adjusted OBIDA for the three months ended June 30, 2020	332.6	332.6
Adjusted OIBDA for the three months ended September 30, 2020	360.2	N/A
Adjusted OIBDA – last two quarters	$692.8	$696.5
Annualized adjusted OIBDA – last two quarters annualized	$1,385.6	$1,393.0

Consolidated leverage ratio	6.2x	6.4x
Consolidated net leverage ratio	4.1x	4.2x
1.Amount represents the U.S. equivalent and are based on interest rates and exchange rates that were in effect as of September 30, 2020 and June 30, 2020, respectively. For a discussion of our projected cash flows associated with derivative instruments, please see Item 3. Quantitative and Qualitative Disclosures About Market Risk—Projected Cash Flows Associated with Derivative Instruments in our most recently filed Quarterly Report on Form 10-Q.
2.Amount relates to restricted cash held in escrow at Liberty Puerto Rico that was used to fund a portion of the AT&T Acquisition.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA and Adjusted OIBDA less P&E Additions above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended September 30, 2020. A reconciliation of our operating income (loss) to Adjusted OIBDA for the three months ended March 31, 2020 and June 30, 2020 is presented in the following table:

	Three months ended March 31,	Three months ended June 30,
	2020	2020
	in millions

Operating income (loss)	$107.8	$(206.0)
Share-based compensation expense	23.8	23.5
Depreciation and amortization	213.5	216.4
Impairment, restructuring and other operating items, net	18.8	298.7
Adjusted OIBDA	$363.9	$332.6

Non-GAAP Reconciliations for Borrowing Groups
We provide certain financial measures in this press release of our borrowing groups. The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.
Adjusted OIBDA by Borrowing Group
Adjusted OIBDA and proportionate Adjusted OIBDA at a borrowing group level are non-GAAP measures. Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income (loss) to total Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions

Operating income (loss)	$50.2	$(139.9)	$(137.9)	$(26.3)
Share-based compensation expense	8.1	4.7	23.4	13.6
Depreciation and amortization	153.3	158.6	456.8	464.9
Related-party fees and allocations	8.9	9.0	26.7	24.7
Impairment, restructuring and other operating items, net	(0.1)	203.8	287.8	217.2
Total Adjusted OIBDA	220.4	236.2	656.8	694.1
Noncontrolling interests' share of Adjusted OIBDA	30.1	35.4	88.3	114.3
Proportionate Adjusted OIBDA	$190.3	$200.8	$568.5	$579.8

A reconciliation of VTR's operating income to total Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	CLP in billions

Operating income	19.0	36.5	71.9	102.9
Share-based compensation expense	1.6	0.9	4.8	2.8
Related-party fees and allocations	4.0	2.0	9.7	5.6
Depreciation	36.6	27.2	96.1	79.8
Impairment, restructuring and other operating items, net	0.5	1.2	3.5	8.4
Total Adjusted OIBDA	61.7	67.8	186.0	199.5